Contact:	Frank Perez
Chief Financial Officer
615-599-2274

TENNESSEE COMMERCE BANCORP REPORTS RECORD
FOURTH QUARTER AND YEAR END RESULTS

Net Income Jumps 26% to $0.55 Per Diluted Share
Net Loans and Deposits Exceed $1 Billion

FRANKLIN, Tenn. – (January 28, 2009) – Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) today reported record net income, loans and deposits for the fourth quarter and year ended December 31, 2008.  Fourth quarter net income rose to $2.6 million, or $0.55 per diluted share, for the fourth quarter of 2008, compared with $2.1 million, or $0.42 per diluted share, in the fourth quarter of 2007.

“Tennessee Commerce’s record 2008 results highlight the success of our business banking strategy,” stated Mike Sapp, President of Tennessee Commerce Bancorp.  “We grew net loans and deposits by over 30% to exceed $1 billion at year-end 2008.  We are very pleased to have achieved these record results in light of the soft economy and without the aid of mergers and acquisitions.

“Our net income jumped 25.9% in the fourth quarter to $2.6 million and benefited from the continued growth in our loan portfolio, increased gain on sale of loans and efficient operating model,” continued Mr. Sapp.  “We ramped up loan sales in the fourth quarter and reported $2.3 million in gain on sales, up from $0.9 million in the same quarter last year.  We experienced strong demand for our loan sale packages in the fourth quarter as financial markets settled down following the turmoil experienced during the third quarter.  Our growth in interest income and non-interest income also contributed to our excellent efficiency ratio of 40.7% in the fourth quarter.  At year-end, our asset-to-employee ratio exceeded $14.7 million, over 3.0 times higher than the average Tennessee bank.”

Fourth Quarter Highlights

•	Net income rose 25.9% to a record $2.6 million
•	Net income per diluted share increased 31% to a record $0.55
•	Net loans increased 30.5% to a record $1.0 billion
•	Asset quality remained strong with a 1.30% loan loss reserve to loans
•	Total deposits increased 31.2% to a record $1.1 billion
•	Operating efficiency ratio was 40.74%, one of the best in the industry
•	Net interest income increased 23.5% to $9.8 million
•	Net interest margin was 3.48%
•	Total risk-based capital increased to 11.0% and Tier 1 capital was 9.8% for the bank

“Our loan demand looks excellent as we enter 2009,” continued Mr. Sapp.  “We plan to launch a new program in the first quarter that will expand our base of national accounts while also adding new banking partners to participate in future loan sales.  We believe the $30 million in new capital raised in the fourth quarter with the sale of preferred stock to the U.S. Treasury will be an important part in funding our continued loan growth.”

-MORE-

TNCC Reports Record Fourth Quarter and Year End Results

January 28, 2009

Interest income rose 12.7% to $20.3 million, up from $18.0 million in the fourth quarter of 2007.  The growth in interest income was primarily due to a 34.1% increase in average loans to $1.0 billion for the fourth quarter of 2008.  Net interest income rose 23.5% to $9.8 million for the fourth quarter of 2008 compared with $8.0 million for the fourth quarter of 2007.  The growth in net interest income was due to an increase in loans offset somewhat by a decline in net interest margin.  Net interest margin was 3.48% in the fourth quarter of 2008 compared with 3.72% in the fourth quarter of 2007 and was affected by the continued rate cuts by the Federal Reserve.

Provision for loan losses rose to $3.3 million for the fourth quarter of 2008 compared with $2.1 million for the fourth quarter of 2007.  The fourth quarter provision for loan losses was affected by an increase in non-performing loans and charge-offs.  Net charge-offs were $2.1 million in the fourth quarter of 2008 compared with $1.0 million in the fourth quarter of 2007.  Net charge-offs to average loans totaled 0.64% in 2008 compared with 0.45% in 2007.  At the end of the fourth quarter, the allowance for loan losses was $13.5 million, or 1.30% of loans, strengthened from $12.2 million, or 1.22% of loans in the third quarter of 2008.

“Our non-performing loans including other real estate owned rose to $36.2 million at year-end 2008.  This is an increase of $20.8 million from the third quarter of 2008 and is largely due to the addition of a single $16.6 million loan,” noted Frank Perez, Chief Financial Officer of Tennessee Commerce Bancorp.  “This loan is fully collateralized and we expect to resolve the issues with no loss in principle or interest.  We believe our loan quality remains solid due to our diversification across a wide range of industries and our strict underwriting standards.

“We have no exposure to the sub-prime loans and real estate represents only about 38% of our portfolio at the end of the fourth quarter.  We are maintaining our very aggressive stance in monitoring credit quality and believe our allowance for loan losses is adequate based on current reviews of our loan portfolio,” concluded Mr. Perez.

Net interest income after the provision for loan losses increased 10.1% to $6.5 million, up from $5.9 million in the prior year’s fourth quarter.

Non-interest income rose to $2.9 million compared with $874,000 in the fourth quarter of 2007.  Tennessee Commerce sold approximately $38 million in loans during the fourth quarter of 2008 for a net gain of $2.3 million ($0.19 per share after tax) compared with loan sales of $37 million in the fourth quarter of 2007 that contributed a net gain of $860,000 ($0.07 per share after tax) on the sale of loans.  In addition, security gains increased to $514,000 in the fourth quarter of 2008 compared with $16,000 in the fourth quarter of 2007.

“Loan sales rebounded in the fourth quarter with strong demand from our correspondent banks,” continued Mr. Sapp. “We believe some of the sales represented pent-up demand for loans following the turmoil experienced in the third quarter that effectively shut down loan sales.  Our strong year-end sales highlight the solid loan packages we continue to produce and the demand for these loans, particularly from markets where loan demand is soft.  We expect to ramp up loan sales in 2009 with a new program that expands the group of banks participating in our program.  We believe this will provide us an opportunity to improve earnings while balancing loan growth with our capital base.”

Tennessee Commerce was classified as a well-capitalized bank at the end of the fourth quarter.  At year-end, our Tier 1 capital ratio was 8.3% for the holding company and 9.8% for the bank, significantly above the requirement of 6.0% for a well-capitalized bank and minimum regulatory requirements of 4.0%.  Total risk-based capital was 9.5% for the holding company and 11.0% for the bank compared with regulatory requirements of 10.0% for a well-capitalized bank and minimum regulatory requirements of 8.0%.

Average weighted diluted shares outstanding decreased 2.9% to 4.853 million in the fourth quarter of 2008 from 4.994 million in the fourth quarter of 2007.  The decrease in average weighted shares outstanding was due to certain stock options being excluded from the most recent quarter’s calculation since they were anti-dilutive shares.

-MORE-

TNCC Reports Record Fourth Quarter and Year End Results

January 28, 2009

Annualized return on average assets was 0.91% and return on average equity was 13.86% for the fourth quarter of 2008.  Tennessee Commerce’s efficiency ratio improved to 40.74% in the fourth quarter of 2008 compared with 46.23% in the fourth quarter of 2007.

2008 Results

•	Net income rose 12.4% to $7.8 million, or $1.60 per diluted share
•	Net interest income increased 28.2% to $35 million
•	Non interest income rose 49.1% to $4.3 million
•	Gain on sale of loans increased 39.6% to $3.8 million
•	Non interest expenses were up 32.8% to $17.6 million

“Tennessee Commerce outperformed the majority of its peer group during 2008.  We benefited from our business banking model that continues to deliver above average loan growth and very efficient operations.  We added over $239 million in net new loans in 2008 while selling another $60 million in loans.  Loan demand remains good in many of the business sectors we serve, and we remain optimistic about our continued growth in 2009,” concluded Mr. Sapp.

Net income for 2008 rose 12.4% to a record $7.8 million, or $1.60 per diluted share, compared with $6.9 million, or $1.41 per diluted share, in 2007.

Total assets rose 35.3% to $1.2 billion and net loans increased 30.5% to $1.0 billion in 2008 compared with 2007.  Return on average assets was 0.73% and return on average equity was 11.34% in 2008.

Net interest income rose 28.2% to $35 million in 2008 compared with $27.3 million in 2007.  Net interest margin was 3.43% for the 2008 period compared with 3.72% for 2007.

Provision for loan losses was $9.1 million in 2008 compared with $6.4 million for the same period in 2007.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Atlanta, Birmingham and Minneapolis.  Tennessee Commerce Bancorp's stock is traded on the NASDAQ Global Market under the symbol TNCC.  Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Tennessee Commerce Bancorp's operating results, performance or financial condition are competition, changes in interest rates, the demand for its products and services, the ability to expand, and numerous other factors as set forth in the Corporation's filings with the Securities and Exchange Commission.

-MORE-

TNCC Reports Record Fourth Quarter and Year End Results

January 28, 2009

TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2008 (UNAUDITED) AND DECEMBER 31, 2007

(Dollars in thousands, except per share data)	December 31, 2008	December 31, 2007 (1)
ASSETS
Cash and due from financial institutions	$5,260	$5,236
Federal funds sold	35,538	9,573
Cash and cash equivalents	40,798	14,809
Securities available for sale	101,290	73,753
Loans	1,036,725	794,322
Allowance for loan losses	(13,454)	(10,321)
Net loans	1,023,271	784,001

Premises and equipment, net	2,330	1,413
Accrued interest receivable	8,115	5,901
Restricted equity securities	1,685	938
Deferred tax asset	—	—
Income tax receivable	4,430	1,886
Other assets	36,165	17,452

Total assets	$1,218,084	$900,153

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest bearing	$24,217	$27,427
Interest-bearing	1,044,926	787,626
Total deposits	1,069,143	815,053

Federal funds purchased	—	2,000
Accrued interest payable	3,315	2,292
Short-term borrowings	10,000	7,000
Accrued Bonuses	917	1,700
Long-term subordinated debt	23,198	8,248
Deferred tax liabilities	8,896	139
Other liabilities	868	600
Total liabilities	1,116,337	837,032
Shareholders’ equity
Preferred stock, no par value. 1,000,000 shares authorized; 30,000 shares issued and outstanding 12/31/08; no shares issued and outstanding 12/31/07	30,000	—
Common stock, $0.50 par value. 10,000,000 shares authorized at December 31, 2008 and December 31, 2007; 4,731,696 and 4,724,196 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively.	2,366	2,362
Additional paid-in capital	45,399	45,024
Retained earnings	23,180	15,426
Accumulated other comprehensive income/ loss	802	309
Total shareholders’ equity	101,747	63,121

Total liabilities and shareholders’ equity	$1,218,084	$900,153

(1) The balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

-MORE-

TNCC Reports Record Fourth Quarter and Year End Results

January 28, 2009

TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
TWELVE MONTHS ENDED DECEMBER 31, 2008 AND 2007
THREE MONTHS ENDED DECEMBER 31, 2008 AND 2007
(UNAUDITED)

	Twelve Months Ended December 31,		Three Months Ended December 31,
(Dollars in thousands, except share data)	2008	2007	2008	2007
Interest income
Loans, including fees	$71,101	$58,114	$18,976	$16,862
Securities	4,717	3,492	1,319	985
Federal funds sold	160	600	12	165
Total interest income	75,978	62,206	20,307	18,012

Interest expense
Deposits	39,271	34,245	9,931	9,834
Other	1,756	689	557	227
Total interest expense	41,027	34,934	10,488	10,061

Net interest income	34,951	27,272	9,819	7,951

Provision for loan losses	9,111	6,350	3,321	2,050

Net interest income after provision for loan losses	25,840	20,922	6,498	5,901

Non-interest income
Service charges on deposit accounts	122	132	33	34
Securities gains (losses)	447	26	514	16
Gain on sale of loans	3,750	2,687	2,331	860
Other	(25)	35	(12)	(36)
Total non-interest income	4,294	2,880	2,866	874

Non-interest expense
Salaries and employee benefits	9,100	7,977	2,949	2,614
Occupancy and equipment	1,422	1,109	385	310
Data processing fees	1,210	983	300	254
Professional fees	2,012	779	481	236
Other	3,864	2,415	1,053	666
Total non-interest expense	17,608	13,263	5,168	4,080

Income before income taxes	12,526	10,539	4,196	2,695

Income tax expense	4,772	3,643	1,549	593

Net income	$7,754	$6,896	$2,647	$2,102

Earnings per share (EPS):
Basic EPS	$1.64	$1.49	$0.56	$0.44
Diluted EPS	1.60	1.41	0.55	0.42

Weighted average shares outstanding:
Basic	4,731,204	4,613,342	4,731,696	4,715,457
Diluted	4,852,065	4,892,167	4,852,557	4,994,282

-MORE-

TNCC Reports Record Fourth Quarter and Year End Results

January 28, 2009

TENNESSEE COMMERCE BANCORP, INC.
FINANCIAL HIGHLIGHTS
(Dollars in thousands except ratios and share data

	2008	2007	% Change
For the Quarter ending 12/31
Earnings:
Net Interest Income	$9,819	$7,951	23.49%
Non-Interest Income	2,866	874	227.92%
Provision for Loan Losses	3,321	2,050	62.00%
Operating Expense	5,168	4,080	26.67%
Operating Income	4,196	2,695	55.70%
Applicable Tax	1,549	593	161.21%
Net Income	$2,647	$2,102	25.93%

At December 31
Total Assets	$1,218,084	$900,153	35.32%
Net Loans	1,023,271	784,001	30.52%
Earning Assets	1,160,099	867,327	33.76%
Allowance for Loan Losses	13,454	10,321	30.36%
Deposits	1,069,143	815,053	31.17%
Shareholders' Equity	$101,747	$63,121	61.19%

Total Shares Outstanding	4,731,696	4,724,196	0.16%

Significant Ratios – 4th quarter
Net Interest Margin	3.48%	3.72%
Return on Average Assets *	0.91%	0.96%
Return on Average Equity *	13.86%	13.66%
Efficiency Ratio	40.74%	46.23%
Loan Loss Reserve/ Loans	1.30%	1.30%
Basic Earnings per Share	$0.56	$0.44	27.27%
Diluted Earnings per Share	$0.55	$0.42	30.95%

* annualized

-MORE-

TNCC Reports Record Fourth Quarter and Year End Results

January 28, 2009

TENNESSEE COMMERCE BANCORP, INC.
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS
(UNAUDITED)

	Three Months Ended December 31, 2008			Three Months Ended December 31, 2007
(dollars in thousands)	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets:
Loans	$1,024,607	$18,976	7.37%	$763,883	$16,862	8.76%
Securities:
Taxable	90,019	1,319	5.75%	71,376	985	5.49%
Federal funds sold and other	5,944	12	0.80%	13,785	165	4.75%
Total interest-earning assets	1,120,570	$20,307	7.20%	849,044	$18,012	8.42%
Nonearning assets	41,261			26,677
Total assets	$1,161,831			$875,721

Interest-bearing liabilities:
Interest-bearing deposits	$1,014,656	$9,931	3.89%	$774,274	$9,834	5.04%
Federal funds purchased and FHLB advances	13,881	63	1.81%	523	13	9.86%
Subordinated debt	33,198	494	5.92%	12,552	214	6.76%
T Total interest-bearing liabilities	$1,061,735	10,488	3.93%	$787,349	10,061	5.07%
Noninterest bearing deposits and other liabilities	23,695			26,831
Stockholders’ equity	76,401			61,541
Total liabilities and equity	$1,161,831			$875,721
Net interest income		$9,819			$7,951
Net interest spread (1)			3.27%			3.35%
Net interest margin (2)			3.48%			3.72%

(1)     Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(2)     Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

-MORE-

TNCC Reports Record Fourth Quarter and Year End Results

January 28, 2009

TENNESSEE COMMERCE BANCORP, INC.
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS
(UNAUDITED)

	Twelve Months Ended December 31, 2008			Twelve Months Ended December 31, 2007
(dollars in thousands)	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets:
Loans	$928,508	$71,101	7.66%	$656,210	$58,114	8.86%
Securities:
Taxable	84,005	4,717	5.59%	63,838	3,492	5.43%
Federal funds sold and other	7,374	160	2.17%	11,701	600	5.13%
Total interest-earning assets	1,019,887	$75,978	7.45%	731,719	$62,206	8.50%
Nonearning assets	35,972			23,505
Total assets	$1,055,859			$755,254

Interest-bearing liabilities:
Interest-bearing deposits	$925,661	$39,271	4.24%	$663,816	$34,245	5.16%
Federal funds purchased and FHLB advances	10,380	269	2.59%	889	57	6.41%
Subordinated debt	25,268	1,487	5.88%	9,355	632	6.76%
T Total interest-bearing liabilities	$961,309	41,027	4.27%	$674,060	34,934	5.18%
Noninterest bearing deposits and other liabilities	26,169			24,337
Stockholders’ equity	68,381			56,857
Total liabilities and equity	$1,055,859			$755,254
Net interest income		$34,951			$27,272
Net interest spread (1)			3.18%			3.32%
Net interest margin (2)			3.43%			3.72%

(1)     Yields realized on interest-earning assets less the rates paid on interest-bearing liabilities.

(2)     Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

-MORE-

TNCC Reports Record Fourth Quarter and Year End Results

January 28, 2009

TENNESSEE COMMERCE BANCORP, INC.
LOAN DATA

(amounts in thousands)

	12/31/2008	9/30/2008	6/30/08	3/31/08
LOAN BALANCES BY TYPE:
Commercial and Industrial	$589,518	$580,501	$556,056	$515,339
Consumer	3,572	3,479	3,375	3,844
Real Estate:
Construction	181,638	165,511	152,075	135,151
1-4 Family	37,822	38,128	34,165	32,842
Other	171,150	162,283	153,770	154,750
Total Real Estate	390,610	365,922	340,010	322,743
Other	53,025	47,937	39,195	23,022
Total	$1,036,725	$997,839	$938,636	$864,948

ASSET QUALITY DATA:
Nonaccrual Loans	$11,603	$9,834	$5,566	$5,835
Loans 90+ Days Past Due	18,788	4,398	3,245	2,065
Total Non-Performing Loans	30,391	14,232	8,811	7,900
Other Real Estate Owned	5,764	1,126	485	690
Total Non-Performing Assets	$36,155	$15,358	$9,296	$8,590

Non-Performing Loans to Total Loans	2.9%	1.4%	0.9%	0.9%
Non-Performing Assets to Total Loans and OREO	3.5%	1.5%	1.0%	1.0%
Allowance for Loan Losses to Non-Performing Loans	44.3%	85.7%	130.7%	139.7%
Allowance for Loan Losses to Total Loans	1.3%	1.2%	1.2%	1.3%
Loans 30+ Days Past Due to Total Loans	4.5%	3.0%	3.5%	2.6%
(loans not included in non-performing loans)
Net Chargeoffs to Average Gross Loans	0.2%	0.1%	0.2%	0.1%

NET CHARGEOFFS FOR QUARTER	$2,058	$1,179	$1,854	$887

-END-